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                                                                    EXHIBIT 12.1

                             TOWER AUTOMOTIVE, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         SIX MONTHS ENDED JUNE 30, 2004

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
NET INCOME                                                               $     9,361
INCOME TAX BENEFIT                                                            (1,781)
INTEREST EXPENSE                                                              67,101
AMORTIZATION OF DEBT EXPENSE                                                   2,247
PORTION OF RENTALS REPRESENTATIVE OF THE INTEREST FACTOR                      14,233
UNDISTRIBUTED EARNINGS OF LESS THAN 50% EQUITY METHOD COMPANIES               (5,069)
MINORITY INTEREST                                                              3,227
                                                                         ------------
EARNINGS AS DEFINED                                                      $    89,319
                                                                         ============

INTEREST EXPENSE                                                         $    67,101
AMORTIZATION OF DEBT EXPENSE                                                   2,247
PORTION OF RENTALS REPRESENTATIVE OF THE INTEREST FACTOR                      14,233
INTEREST CAPITALIZED                                                           5,260
                                                                         ------------
FIXED CHARGES AS DEFINED                                                 $    88,841
                                                                         ============

RATIO OF EARNINGS TO FIXED CHARGES                                           1.00538
                                                                         ============
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